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                                                                     Exhibit 1.1


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                     BALLY TOTAL FITNESS HOLDING CORPORATION
                             a Delaware Corporation



                                  $225,000,000

                    9-7/8% Senior Subordinated Notes due 2007


                               PURCHASE AGREEMENT
                               ------------------


                            Dated September 29, 1997




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                                  $225,000,000


                     BALLY TOTAL FITNESS HOLDING CORPORATION
                            (a Delaware Corporation)


                    9-7/8% Senior Subordinated Notes due 2007



                               PURCHASE AGREEMENT
                               ------------------


                                                              September 29, 1997




MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
        Incorporated
Chase Securities Inc.
Societe Generale Securities Corporation
Ladenburg Thalmann & Co. Inc.
c/o Merrill Lynch & Co.
    Merrill Lynch, Pierce, Fenner & Smith
              Incorporated
North Tower
World Financial Center
New York, New York  10281-1209

Ladies and Gentlemen:

         Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Chase Securities Inc., Societe Generale Securities Corporation and Ladenburg Thalmann & Co. Inc. (collectively, the "Initial Purchasers," which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch is acting as representative (in such capacity, the "Representative"), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in Schedule A of $225,000,000 aggregate principal amount of the Company's 9-7/8% Senior Subordinated Notes due 2007 (the



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"Securities"). The Securities are to be issued pursuant to an Indenture to be dated as of the Closing Time (the "Indenture") between the Company and First Trust National Association, as trustee (the "Trustee"). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to a letter agreement, to be dated as of the Closing Time (as defined in Section 2(b)) (the "DTC Agreement"), among the Company, the Trustee and DTC.

         The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after the date of this Agreement. The Securities are to be offered and sold through the Initial Purchasers without being registered under the United States Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including, without limitation, the exemption afforded by Rule 144A ("Rule 144A") or Regulation S ("Regulation S") of the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission (the "SEC")).

         The holders of Securities will be entitled to the benefits of a Registration Rights Agreement (the "Registration Rights Agreement"), between the Company and the Initial Purchasers pursuant to which the Company will file a registration statement (the "Registration Statement") with the SEC registering the Notes or the Exchange Notes referred to in the Registration Rights Agreement under the Securities Act.

         The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated September 15, 1997 (the "Preliminary Offering Memorandum") and is preparing and will deliver to the Initial Purchasers, on the date hereof or the next succeeding day, copies of a final offering memorandum dated the date hereof (the "Final Offering Memorandum"), for use by the Initial Purchasers in connection with its solicitation of purchases of or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

         The Company has obtained the consent of a sufficient number of holders of its 13% Senior Subordinated Notes due 2003 (the "13% Notes") to execute, and has executed, a Supplemental Indenture dated as of September 24, 1997 (the "Supplemental Indenture") effecting certain amendments to the Indenture dated as of January 15, 1993 between the



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Company and Amalgamated Bank of Chicago, as trustee, as more fully described in the Company's Offer to Purchase and Consent Solicitation Statement relating thereto dated September 3, 1997.

         All references in this Agreement to financial statements and schedules and other information which is "contained," "included" or "stated" in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and other information which are included in the Offering Memorandum.

         SECTION 1. REPRESENTATIONS AND WARRANTIES.

         (a) Representations and Warranties by the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof, and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Initial Purchaser as follows:

                  (i) SIMILAR OFFERINGS. The Company has not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act.

                  (ii) OFFERING MEMORANDUM. As of the date hereof, the Offering Memorandum does not, and at the Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through the Representative expressly for use in the Offering Memorandum.

                  (iii) INDEPENDENT ACCOUNTANTS. Ernst & Young LLP is an independent certified public accountant with respect to the Company and its subsidiaries (each a "Subsidiary" and, collectively, the "Subsidiaries") within the meaning of Rule 2-01 of Regulation S-X under the Securities Act.

                  (iv) FINANCIAL STATEMENTS. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the financial position of the Company and its consolidated Subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as otherwise described in such financial statements). The selected financial data and the summary financial



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         information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum. The pro forma financial information of the Company under the caption "Offering Memorandum Summary - Summary Historical and Pro Forma Consolidated Financial Data" and in the financial statements of the Company and the related notes thereto included in the Offering Memorandum, present fairly the information shown therein, have been prepared in accordance with the SEC'S rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

                  (v) NO MATERIAL ADVERSE CHANGE IN BUSINESS. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise (a "Material Adverse Effect"), whether or not arising in the ordinary course of business,
         (B) except as set forth in the Offering Memorandum under the caption "The Refinancing" there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

                  (vi) GOOD STANDING OF THE COMPANY. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement, and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

                  (vii) GOOD STANDING OF SUBSIDIARIES. Each Subsidiary has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and each Significant Subsidiary (as defined below) is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in



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         the Offering Memorandum, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and except as set forth on Schedule C attached hereto, is wholly owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Subsidiaries was issued in violation of any preemptive or other rights of any security holder of such Subsidiary. Attached hereto as Schedule C is a true and complete list of the Subsidiaries of the Company. As used herein, "Significant Subsidiary" means any subsidiary designated by the Company as a Significant Subsidiary in Schedule C attached hereto. The assets of the Significant Subsidiaries (i) constitute at least 95% of the total assets of the Company and its Subsidiaries considered as one enterprise and (ii) produced at least 95% of the operating income of the Company and its Subsidiaries considered as one enterprise in each of the last three fiscal years, in each case determined in accordance with GAAP.

                  (viii) CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization", except for subsequent issuances pursuant to the Stock Offering (as defined in the Offering Memorandum), pursuant to reservations, agreements, or employee benefits plans of the Company or pursuant to the exercise of outstanding warrants, stock options or convertible securities.

                  (ix) AUTHORIZATION OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (x) AUTHORIZATION OF REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement has been duly authorized by the Company, and when executed and delivered by the Company will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (xi) AUTHORIZATION OF THE INDENTURE AND THE DTC AGREEMENT. Each of the Indenture and the DTC Agreement has been duly authorized by the Company, and when



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         executed and delivered by the Company will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (xii) AUTHORIZATION OF THE SECURITIES. The Securities have been duly authorized for issuance and sale to the Initial Purchasers pursuant to this Agreement and, at the Closing Time, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

                  (xiii) DESCRIPTION OF THE SECURITIES AND THE INDENTURE. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum and will be in substantially the respective forms previously delivered to the Initial Purchasers.

                  (xiv) ABSENCE OF DEFAULTS AND CONFLICTS. Neither the Company nor any of its Subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the DTC Agreement, the Indenture and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities, the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds" and the consummation of all of the other transactions comprising the Refinancing) and compliance by the Company with its



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         obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its Subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their assets or properties, except for such violation that would not result in a Material Adverse Effect. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

                  (xv) ABSENCE OF DEFAULT ON SENIOR INDEBTEDNESS. No event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other Agreement or Instrument constituting Senior Indebtedness (as defined in the Indenture).

                  (xvi) ABSENCE OF LABOR DISPUTE. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, has been threatened, and the Company is not aware of any existing or threatened labor disturbance by the employees of any of its, or any Subsidiary's, principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Affect.

                  (xvii) ABSENCE OF PROCEEDINGS. Except as disclosed in the Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary thereof which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets of the Company or any of its Subsidiaries or the consummation of this Agreement or the Tender Offer (as defined in the Offering Memorandum) or other transactions comprising the Refinancing, or the performance by the Company of its obligations hereunder, thereunder or under the Securities. The aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary thereof is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.



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                  (xviii) POSSESSION OF INTELLECTUAL PROPERTY. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property"), necessary to carry on the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

                  (xix) ABSENCE OF FURTHER REQUIREMENTS. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency (other than (A) under the Securities Act and the rules and regulations thereunder with respect to the Registration Statement to be filed pursuant to the Registration Rights Agreement and the transactions contemplated thereunder, and (B) under the securities or "blue sky" laws of the various states) is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or of the Tender Offer.

                  (xx) POSSESSION OF LICENSES AND PERMITS. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

                  (xxi) TITLE TO PROPERTY. The Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages,



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         pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum, (b) are listed on Schedule D hereto or (c) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries; and all of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, which in either case, may be expected to result in a Material Adverse Effect.

                  (xxii) ENVIRONMENTAL LAWS. Except as described in the Offering Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements,
         (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or the violation of any Environmental Laws.

                  (xxiii) TAX RETURNS. All United States federal income tax returns of the Company and its consolidated Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except taxes or charges that are being contested in good faith or



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         assessments against which appeals have been or will be promptly taken.
         All United States federal income tax returns of Bally Entertainment Corporation ("Entertainment") and its consolidated subsidiaries, including the Company, for tax periods prior to January 9, 1996, required by law to be filed have been filed and all taxes shown by the said returns or otherwise assessed which are due and payable have been paid, except assessments against which appeals have been or will be promptly taken. The United States federal income tax returns of Entertainment and its consolidated Subsidiaries, including the Company and its Subsidiaries, through the fiscal year ended 1986 have been settled and no assessment in connection therewith has been made against the Company or Entertainment in connection with the business of the Company. The Company and its Significant Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes or charges that are being contested in good faith or assessments against which appeals have been or will promptly be taken and as to which adequate reserves have been provided and other than those the nonpayment of which would not have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

                  (xxiv) INTERNAL CONTROLS. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (xxv) SOLVENCY. The Company is, and immediately after the Closing Time will be, Solvent. As used herein, the term "Solvent" means, with respect to the Company on a particular date, that on such date (A) the fair market value of the assets of the Company is greater than the total amount of liabilities (including contingent liabilities) of the Company, (B) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liabilities of the Company on its debts as they become absolute and matured, (C) the Company is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, and (D) the Company does not have unreasonably small capital.




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                  (xxvi) STABILIZATION. Neither the Company nor any of its
         officers, directors or controlling persons has taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

                  (xxvii) INVESTMENT COMPANY ACT. The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

                  (xxviii) COMPLIANCE WITH CUBA ACT. The Company has complied with, and is and will be in compliance with, the provisions of that certain Florida act relating to disclosure of doing business with Cuba, codified as Section 517.075 of the Florida statutes, and the rules and regulations thereunder (collectively, the "Cuba Act") or is exempt therefrom.

                  (xxix) RULE 144A ELIGIBILITY. At the Closing Time, assuming the Initial Purchasers are not affiliates of the Company, the Securities will be eligible for resale by the Initial Purchasers pursuant to Rule 144A and will not be, at the Closing Time, of the same class as United States Securities listed on a national securities exchange registered under Section 6 of the United States Exchange Act of 1934, as amended (the "Exchange Act"), or quoted in a U.S. automated interdealer quotation system.

                  (xxx) NO GENERAL SOLICITATION. None of the Company, its affiliates, as such term is defined in Rule 501(b) under the Securities Act ("Affiliates"), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

                  (xxxi) NO REGISTRATION REQUIRED. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in
         Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

                  (xxxii) REGISTRATION RIGHTS. There are no holders of securities (debt or equity) of the Company, or holders of rights (including, without limitation, preemptive rights), warrants or options to obtain securities of the Company, who in connection with the issuance, sale and delivery of the Securities and the execution, delivery and performance of this Agreement and the Registration Right Agreement, have the right to request the Company to register securities held by them under the Securities Act.

                  (xxxiii) NO DIRECTED SELLING EFFORTS. With respect to those Securities sold in reliance on Regulation S, (A) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in any directed selling efforts within the meaning of Regulation S and (B) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

                  (xxxiv) COMPLIANCE WITH LAWS. The Company and its Subsidiaries have conducted and are conducting their business in compliance with all applicable federal, state and local laws, rules, regulations, decisions, directives and orders, except where the failure to do so would not have a Material Adverse Effect.

         (b) Officer's Certificates. Any certificate signed by any officer of the Company delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

         SECTION 2. SALE AND DELIVERY TO INITIAL PURCHASERS; CLOSING.

         (a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

         (b) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the office of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060, or at such other place as shall be agreed upon by the Representative and the Company, at 10:00 A.M. (Eastern time) on the sixth business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called the "Closing Time").

         Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder. The certificates representing the Securities shall be registered in the name of Cede & Co. pursuant to the DTC Agreement and shall be made available for examination and packaging by the Initial Purchasers in The City of New York not later than 10:00 A.M. (Eastern Time) on the last business day prior to the Closing Time.

         (c) Qualified Institutional Buyer. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a "qualified institutional buyer" within the meaning of Rule 144A (a "Qualified Institutional Buyer").

         (d) Denominations; Registration. Certificates for the Securities shall be in such denominations ($1,000 or integral multiples thereof) and registered in such names as the Representative may request in writing at least one full business day before the Closing Time.

         SECTION 3. COVENANTS OF THE COMPANY. The Company covenants with each Initial Purchaser as follows:

         (a) Delivery of Offering Memorandum. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Preliminary Offering Memorandum, the Final Offering Memorandum and any amendments and supplements as each Initial Purchaser may reasonably request.

         (b) Notice and Effect of Material Events. The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any Securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material changes in or affecting the earnings, business affairs or business prospects of the Company and its Subsidiaries which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Final Offering Memorandum in order that the Final Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Final Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Final Offering Memorandum (in form and substance satisfactory to counsel for the Initial Purchasers) so that, as so amended or supplemented, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

         (c) Amendment to Offering Memorandum and Supplements. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers, provided that the Initial Purchasers shall object to the Company within three business days after receipt of a copy of any such proposed amendment or supplement. Neither the consent of the Initial Purchasers, nor the Initial Purchasers' delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in
Section 5 hereof.

         (d) Blue Sky Qualification of Securities for Offer and Sale. The Company, in cooperation with the Initial Purchasers, will endeavor to qualify the Securities for offering and sale under the applicable securities laws of such jurisdictions as the Representative may designate and will maintain such qualifications in effect as long as required for the sale of the Securities; PROVIDED, HOWEVER, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required to complete the distribution of the Securities contemplated by this Agreement.

         (e) Rating of Securities. The Company shall take all reasonable action necessary to enable Standard & Poor's Ratings Group ("S&P"), a division of McGraw Hill, Inc., and Moody's Investors Service, Inc. ("Moody's") to provide their respective credit ratings of the Securities.

         (f) DTC and PORTAL. The Company will cooperate with the Representative and use its best efforts to (i) permit the Securities to be eligible for clearance and settlement through the facilities of DTC and (ii) include quotation of the Securities on the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) System of The National Association of Securities Dealers, Inc. (the "NASD").

         (g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under "Use of Proceeds."

         (h) Restriction of Sale of Securities. During a period of 120 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, (i) any other debt securities of the Company, except for the modification or replacement of the Senior Indebtedness (as defined in the Offering Memorandum) currently outstanding, or (ii) securities of the Company that are convertible into, or exchangeable for, the Securities or such other debt securities, other than the Exchange Notes referred to in the Registration Rights Agreement.

         SECTION 4. PAYMENT OF EXPENSES.

         (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Preliminary Offering Memorandum and the Offering Memorandum (including financial statements and exhibits) and of each amendment or supplement thereto, provided however, that the Initial Purchasers shall pay $100,000 of such printing expenses, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, any Agreement among Initial Purchasers, the Indenture and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers, including any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the blue sky survey and any supplement thereto and delivery to the Initial Purchasers of copies thereof, (vi) the reasonable fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) any fees payable in connection with the rating of the Securities, and (viii) any fees payable to the NASD in connection with the initial and continued designation of the Securities as PORTAL Securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

         (b) Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 5(j) or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

         SECTION 5. CONDITIONS OF INITIAL PURCHASERS' OBLIGATIONS. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in
Section 1 hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

         (a) Opinion of Counsel for Company. At the Closing Time, the Representative shall have received the favorable opinion, dated as of the Closing Time, of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the Company, in form and substance satisfactory to Morgan, Lewis & Bockius LLP, to the effect set forth in Exhibit A hereto and to such further effect as Morgan, Lewis & Bockius LLP may reasonably request. It is understood that the opinions set forth in paragraphs (i) (as to due incorporation), (iii), (v), (xiv) and
(xvii) of Exhibit A may be delivered by Cary A. Gaan, Esq., on behalf of the Company, rather than by Benesch, Friedlander, Coplan & Aronoff LLP.

         (b) Opinion of Counsel for Initial Purchasers. At the Closing Time, the Initial Purchasers shall have received the favorable opinion, dated as of the Closing Time, of Morgan, Lewis & Bockius LLP, counsel for the Initial Purchasers, with respect to the matters set forth in paragraphs (i), (ii), and
(vi) through (x), inclusive, and the last paragraph, of Exhibit A hereto. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.

         (c) Officers' Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section l(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, except for any representations and warranties which are made as of a specific date, which were true and correct as of such date, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

         (d) Accountant's Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

         (e) Bring-down Comfort Letter. At the Closing Time, the Representative shall have received from Ernst & Young LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

         (f) Maintenance of Rating. At the Closing Time, the Securities shall be rated at least "B3" by Moody's and "B-" by S & P, and the Company shall have delivered to the Representative a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Representative, confirming that the Securities have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the securities or any of the Company's other debt securities by any nationally recognized securities rating agency, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other debt securities.

         (g) PORTAL and DTC. At the Closing Time, (A) the Securities shall have been designated for trading on PORTAL, (B) Securities issued pursuant to Regulation S in book entry form shall have been accepted for settlement through the facilities of Cedel Bank and Euroclear, and (C) Securities issued pursuant to Rule 144A in book entry form shall have been accepted for settlement through the facilities of DTC.

         (h) Refinancing. At the Closing Time, (i) the Company shall have consummated the Tender Offer, (ii) the Company shall have duly and validly entered into a supplemental indenture with respect to the 13% Notes pursuant to which the consummation of the transactions contemplated by this Agreement and the other transactions constituting the Refinancing shall be permissible, and
(iii) the Company shall have consummated all other transactions comprising the Refinancing which, as described in the Offering Memorandum under the caption "Refinancing," are intended to occur at or prior to the Closing Time.

         (i) Registration Rights Agreement and Indenture. The Company shall have duly authorized, executed and delivered the Registration Rights Agreement and the Indenture, in each case in form and substance reasonably satisfactory to the Representative and counsel to the Initial Purchasers.

         (j) Additional Documents. At the Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers.

         (k) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the

Representative by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 7 and 8 shall survive any such termination and remain in full force and effect.

           SECTION 6. SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES.

         (a) Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

                  (i) OFFERS AND SALES ONLY TO QUALIFIED INSTITUTIONAL BUYERS. Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made (A) to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers, and (B) to non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S.

                  (ii) NO GENERAL SOLICITATION. The Securities will be offered by the Initial Purchasers only by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities
         Act) will be used in the United States in connection with the offering of the Securities.

                  (iii) PURCHASES BY NON-BANK FIDUCIARIES. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to clause (a) above, each third party shall, in the judgment of the applicable Initial Purchaser, be a Qualified Institutional Buyer or a non-U.S. person outside the United States.

                  (iv) SUBSEQUENT PURCHASER NOTIFICATION. Each Initial Purchaser will take reasonable steps to inform, and cause each of its Affiliates in the United States to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the Securities Act, (B) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) pursuant to a registration statement which has been declared effective under the Securities Act, (3) for so long as the Securities are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (4) outside the United States, pursuant to offers and sales to non-U.S. persons in an Offshore Transaction within the meaning of Regulation S, (5) an institutional "accredited investor" within the meaning of subparagraph (a) (1), (2),
         (3) or (7) of Rule 501 under the Securities Act ("Institutional Accredited Investor") that is acquiring the Securities for its own account or for the account of another Institutional Accredited Investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, or (6) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

                  (v) MINIMUM PRINCIPAL AMOUNT. No sale of the Securities to any one Subsequent Purchaser will be for less than $200,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least $200,000 principal amount of the Securities.

                  (vi) RESTRICTIONS ON TRANSFER. The transfer restrictions and the other provisions set forth in Section 2.2 of the Indenture, including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchasers. Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

                  (vii) DELIVERY OF OFFERING MEMORANDUM. Each Initial Purchaser will deliver to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

         (b) Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

                  (i) DUE DILIGENCE. In connection with the original distribution of the Securities, the Company agrees that, prior to any offer or resale of the Securities by the Initial Purchasers, the Initial Purchasers and counsel for the Initial Purchasers shall have the right to make reasonable inquiries into the business of the Company and its Subsidiaries. The Company also agrees to provide answers to each prospective Subsequent Purchaser of Securities who so requests concerning the Company and its

         Subsidiaries and the terms and conditions of the offering of the Securities, as provided in the Offering Memorandum.

                  (ii) INTEGRATION. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the of "integration" referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

                  (iii) RULE 144A INFORMATION. The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the Securities Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act (such information, whether made available to holders or prospective purchasers or furnished to the SEC, is herein referred to as "Additional Information").

                  (iv) RESTRICTION ON REPURCHASES. Until the expiration of two years after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise (except as agent acting as a Securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions) unless, immediately upon any such purchase, the Company or any Affiliate shall submit such Securities to the Trustee for cancellation.

         (c) Resale Pursuant to Rule 903 of Regulation S or Rule 144A. Each Initial Purchaser understands that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Initial Purchaser represents and agrees that, in connection with sales of Securities outside of the United States, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of its distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and the Closing Time, only in accordance with Rule 903 of Regulation S or Rule 144A. Accordingly, none of the Initial Purchasers, their Affiliates or any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities outside of the United States (other than a sale of Securities pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

     "The securities (the "Securities") covered hereby have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the
     later of   the date upon which the offering of the Securities commenced and the date of closing of the offering of the Securities, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S under the Securities Act."

Terms used in the above paragraph have the meanings given to them by Regulation
S.

Each Initial Purchaser severally represents and agrees that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

         SECTION 7. INDEMNIFICATION.

         (a) Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

                  (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that

         (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

                  (iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

PROVIDED, HOWEVER, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in any Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto) shall not inure to the benefit of any Initial Purchaser (or to the benefit of any person controlling such Initial Purchaser) from whom the person asserting any such losses, liabilities, claims, damages or expenses purchased Securities if such untrue statement or omission or alleged untrue statement or omission made in any Preliminary Offering Memorandum or the Offering Memorandum (or any amendment or supplement thereto) is identified in writing at such time to such Initial Purchaser and is eliminated or remedied in the Offering Memorandum as most recently amended or supplemented (copies of such amendments and supplements having been delivered to such Initial Purchaser in sufficient quantity at least three business days prior to the written confirmation of the sale of such Securities to such person) and it shall be established that a copy of the Offering Memorandum as most recently amended or supplemented had not been furnished to such person at or prior to the written confirmation of the sale of such Securities to such person.

         (b) Indemnification of Company, Directors and Officers. The Initial Purchasers severally agree to indemnify and hold harmless the Company, its directors, each of its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers expressly for use in the Offering Memorandum.

         (c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; PROVIDED, HOWEVER, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this
Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

         (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

         SECTION 8. CONTRIBUTION. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

         The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price to investors of the Securities as set forth on the cover page of the Offering Memorandum.

         The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact necessary to make the statements made in the Offering Memorandum not misleading or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

         Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

         No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Initial Purchasers' respective obligations to contribute pursuant to this
Section 8 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

         SECTION 9. REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Initial Purchasers.

         SECTION 10. TERMINATION OF AGREEMENT.

         (a) Termination; General. The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time
(i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or limited by the SEC or if trading generally on the American Stock Exchange or The New York Stock Exchange, Inc. or in the NASDAQ National Market System has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the SEC, NASD or any other governmental authority, or (iv) if a banking moratorium has been declared by either United States Federal or New York authorities.

         (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7 and 8 shall survive such termination and remain in fall force and effect.

         SECTION 11. DEFAULT BY ONE OF THE INITIAL PURCHASERS. If one of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it is obligated to purchase under this Agreement (the "Defaulted Securities"), the Representative shall have the right, but not the obligation, within 24 hours thereafter, to make arrangements for the non-defaulting Initial Purchasers, or any other Initial Purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

                  (a) if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective purchasing obligations hereunder bear to the purchase obligations of all non-defaulting Initial Purchasers, or

                  (b) if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

         No action pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

         In the event of any such default which does not result in a termination of this Agreement, either the Representative or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangement. As used herein, the term Initial Purchaser includes any person substituted for an Initial Purchaser under this Section 11.

         SECTION 12. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representative at North Tower, World Financial Center, New York, New York 10281-1201, facsimile no.: (212) 449-8635, Attention of Lex Maultsby, with a copy to Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060, facsimile no.: (212) 309- 6273, Attention of Eduardo Vidal; notices to the Company shall be directed to it at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, facsimle no.: (773) 399-0661, Attention of Lee S. Hillman, with a copy to Benesch, Friedlander, Coplan & Aronoff LLP, 2300 BP America Building, 200 Public Square, Cleveland, Ohio 44114, facsimile no.: (216) 363-4588, Attention of Irv Berliner.

         SECTION 13. PARTIES. This Agreement shall each inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of the Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

         SECTION 14. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

         SECTION 15. EFFECT OF HEADINGS. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

         SECTION 16. COUNTERPARTS. This Agreement may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

                                                  Very truly yours,


                                         BALLY TOTAL FITNESS HOLDING CORPORATION



                                                  By: /s/ Lee S. Hillman
                                                     ---------------------------
                                                     Name: Lee S. Hillman
                                                     Title: President and Chief
                                                     Executive Officer


CONFIRMED AND ACCEPTED,
 as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
           INCORPORATED
CHASE SECURITIES INC.
SOCIETE GENERALE SECURITIES CORPORATION
LADENBURG THALMANN & CO. INC.

By: MERRILL LYNCH, PIERCE, FENNER & SMITH
              INCORPORATED



By: /s/ Christopher G. Turner
   --------------------------------
   Authorized Signatory  Christopher G. Turner
                         Vice President

For itself and as Representative of the Initial Purchasers named in Schedule A hereto.

                                   SCHEDULE A



                                                                Principal
                                                                Amount of
                 Initial Purchaser                              Securities
                 -----------------                              ----------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..........................................$128,700,000
Chase Securities Inc................................................56,250,000
Societe Generale Securities Corporation.............................29,925,000
Ladenburg Thalmann & Co. Inc........................................10,125,000




            Total.................................................$225,000,000



                                    Sch A - 1

                                   SCHEDULE B

                     BALLY TOTAL FITNESS HOLDING CORPORATION
             $225,000,000 9-7/8% Senior Subordinated Notes due 2007


         1. The initial offering price of the Securities shall be 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

         2. The purchase price to be paid by the Initial Purchasers for the Securities shall be 100 % of the principal amount thereof.

         3. The interest rate on the Securities shall be 9-7/8% per annum.

         4. The Company may redeem up to 35 % of the originally issued Securities, at a price of 109.875 % of the principal amount thereof.

         5. The Securities shall mature on October 15, 2007.



                                    Sch B - 1

                                    SCHEDULE C

                              List of Subsidiaries


A.   List of Significant Subsidiaries:

     Bally Total Fitness Corporation
     Bally's Fitness and Racquet Clubs, Inc.
     Bally's Pacwest, Inc.
     Holiday Health Clubs and Fitness Centers, Inc.
     Holiday Spa Health Clubs of California
     Holiday Universal, Inc.
     Houston Health Clubs, Inc.
     Jack LaLanne Fitness Centers, Inc.
     Scandinavian Health Spa, Inc.
     Scandinavian U.S. Swim & Fitness, Inc.
     So. Cal Nautilus Fitness Centers, Inc.
     Vic Tanny International, Inc.
     Vic Tanny International of Missouri, Inc.
     Vic Tanny of Greater Michigan, Inc.



B.   List of all Subsidiaries other than those listed in A above:

     Bally Fitness Franchising, Inc.
     Bally Franchise RSC, Inc.
     Bally Franchising Holdings, Inc..
     Bally's S.C. Management, Inc.
     BFIT Rehab of Boca Raton,  Inc.
     BFIT Rehab of Coral Gables, Inc.
     BFIT Rehab of Kendall, Inc.
     BFIT Rehab of Sunrise, Inc.
     BFIT Rehab of West Palm Beach, Inc.
     BFIT Rehabilitation Services, Inc.
     C.Z.W. Health Limited
     H&T Receivable Funding Corporation
     Health & Tennis Corporation of New York, Inc.
     Holiday Health Clubs of the East Coast, Inc.
     Holiday Health Clubs of the Southeast, Inc.
     Holiday/Southeast Holding Corp.
     Jack LaLanne Holding Corp.
     Lincoln Indemnity Company
     Manhattan Sports Clubs, Inc.



                                  Sch C - 1

     Scandinavian Development Company
     Tidelands Holiday Health Clubs, Inc.
     U.S. Health, Inc.
     Vertical Fitness and Racquet Club, Ltd.
     Vic Tanny International of Cleveland, Inc.
     Vic Tanny International of Toledo, Inc.



C.   List of Subsidiaries Not Wholly-owned:

     Bally Matrix Fitness Centre Ltd.
     Connecticut Coast Fitness Centers, Inc.
     Connecticut Valley Fitness Centers, Inc.
     Exercise Centers of Massachusetts, Inc.
     Greater Philly No. 1 Holding Company
     Greater Philly No. 2 Holding Company
     Health and Tennis (UK) Limited
     Holiday Health & Fitness Centers of New York, Inc.
     New Fitness Holding Co., Inc.
     Nycon Holding Co.
     Physical Fitness Centers of Philadelphia
     Providence Fitness Centers, Inc.
     Rhode Island Holding Company




D.      Encumbrances

        I Except as set forth below, the capital stock of each subsidiary of the Company is pledged to the Company's principal lenders pursuant to various Pledge Agreements delivered in connection with the Old Credit Agreement and the New Credit Agreement (except for newly formed subsidiaries who have not yet entered into pledge agreement in connection with the Old Credit Agreement and the New Credit Agreement).



               (a) JACK LALANNE FITNESS CENTERS, INC. The capital stock of this subsidiary is pledged to Harry Schwartz pursuant to that certain Security and Escrow Agreement dated October 26, 1979 among Schwartz, Jack LaLanne Fitness Centers, Inc. Jack LaLanne Holding Corp. and Israel G. Seeger.



               (b) BALLY MATRIX FITNESS CENTER, LTD. AND CZW HEALTH LIMITED. Only 65% of the shares of capital stock of each of these Canadian subsidiaries are pledged to the Company's lenders under the Old Credit Agreement.



                                   Sch C - 2

               (c) HEALTH & TENNIS (U.K.) LIMITED. Only 65% of the shares of capital stock of this U.K. subsidiary are pledged to the Company's lenders under the Old Credit Agreement.



2. The transfer of encumbrance or the capital stock of Nycon Holding Co., New Fitness Holding Co., Inc., Connecticut Coast Fitness Centers, Inc., Connecticut Valley Fitness Centers, Inc., Holiday Health & Fitness Centers of New York, Inc., Rhode Island Holding Company, Greater Philly No. 1 Holding Company, Bally Matrix Fitness Centre Ltd., Providence Fitness Centers, Inc., Greater Philly No. 2 Holding Company and Physical Fitness Centers of Philadelphia, Inc. is restricted pursuant to the terms of certain Shareholders' Agreements dated December 3, 1982 and April 29, 1987, each as amended.






                                   Sch C - 3

                                   Schedule D



                     BALLY TOTAL FITNESS HOLDING CORPORATION
                    SUMMARY OF OWNED LOCATIONS WITH MORTGAGES
                            AS OF SEPTEMBER 30, 1997




       COMPANY NAME/                        SQUARE         YEAR OPENED/                                      MORTGAGE       INTEREST
       CLUB ADDRESS                          FEET            ACQUIRED             MORTGAGOR                  BALANCE          RATE
---------------------------------           ------         -----------         -----------------            ---------       --------

Hilltop 745-02                              80,000             1987            Boatman's Bank               2,239,910         9.00%
Bally Health & Racquet of Kansas
6600 East 87th Street
Kansas City, MO 64138

Glendale Heights 712-17                     35,000             1989            Union Bank & Trust             226,056         9.25%
Chicago Health Clubs II
265 Army Trail Road
Bloomingdale, IL 60139
(includes parking)

Beachwood 819-20                            41,520             1986            Ohio Savings Bank            1,626,271        10.25%
Scandinavian Health Spa
3600 Park East
Beachwood, OH 44122

Maple Heights 819-25                        18,762             1987            Ohio Savings Bank            3,762,419        10.25%
Scandinavian Health Spa                                                                                      (Note 1)
5510 Warrensville Center Road
Maple Heights OH 44142

Willoughby 819-26                           18,762             1987            Ohio Savings Bank             (Note 1)        10.25%
Scandinavian Health Spa
5880 Som Center Road
Willoughby, OH 44094

Brook Park 819-27                           18,762             1987            Ohio Savings Bank             (Note 1)        10.25%
Scandinavian Health Spa
14571 Snow Road
Brook Park, OH 44142
Penn Hills, PA 15235

St. Louis Park 838-40                       39,156             1986            Nat'l City Bank                187,952         9.00%
U.S. Swim & Fitness                                                                                           331,672         9.00%
4900 Excelsior Blvd.                                                                                          695,000         6.00%
St. Louis Park, MN 55416


Notes:

(1)   The mortgage balance for Maple Heights represents the total mortgage on three clubs: Maple Heights, Willoughby and Brookpark

                                                                       Exhibit A


                      FORM OF OPINION OF COMPANY'S COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                  SECTION 5(b)



         (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         (ii) The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum, to enter into and perform its obligations under the Purchase Agreement, the Indenture, the Registration Rights Agreement, the DTC Agreement, the Securities and the Tender Offer and to enter into and perform its obligations constituting the Refinancing.

         (iii) To our knowledge, the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

         (iv) The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization" (except for subsequent issuances pursuant to the Stock Offering or pursuant to reservations, agreements, employee benefit plans of the Company or the exercise of outstanding warrants, stock options or convertible securities).

         (v) Each Significant Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except at disclosed on Schedule C to the Purchase Agreement, to our knowledge, is owned by the Company, directly or through one of its Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. Except as set forth on Schedule C of the Purchase Agreement, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of other equity interest in any Significant Subsidiary.

         (vi) The Purchase Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         (vii) The Registration Rights Agreement and the DTC Agreement have each been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         (viii) The Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         (ix) The Securities are in the form contemplated by the Indenture, have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws relating to or affecting enforcement of creditor's rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

         (x) The Securities and the Indenture conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

         (xi) To our knowledge and other than as described in the Offering Memorandum, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the



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Company or any of its Subsidiaries is a party, or to which, to our knowledge, the property of the Company or any of its Subsidiaries is subject, before or brought by any court or governmental agency or body, which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Purchase Agreement or the performance by the Company of its obligations thereunder or under the Securities or the transactions contemplated by the Offering Memorandum including those making up the Refinancing;

         (xii) The information in the Offering Memorandum under "Description of the Notes," "Description of the Bank Credit Facility," and "Exchange Offer; Registration Rights," to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is correct in all material respects.

         (xiii) All descriptions in the Offering Memorandum of contracts and other documents to which the Company or any of its Subsidiaries is a party are accurate in all material respects; to our knowledge, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments to which the Company or any of its Subsidiaries is a party that would be required to be described in the Offering Memorandum that are not described in the Offering Memorandum, and the descriptions thereof or references thereto are correct in all material respects.

         (xiv) To our knowledge, neither the Company nor any of its Subsidiaries is in violation of its charter or bylaws and, to our knowledge, no default by the Company or any of its Subsidiaries exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described in the Offering Memorandum.

         (xv) No authorization, approval, consent or order of any court or governmental authority or agency, other than such as may be required under the applicable securities laws of the various jurisdictions in which the Securities will be offered or sold (as to which we express no opinion) is required on the part of the Company in connection with the due authorization, execution and delivery of the Purchase Agreement by the Company or the due execution, delivery of the Indenture by the Company or for the offering, issuance, sale or delivery of the Securities to the Initial Purchasers or the resale by the Initial Purchasers in accordance with the Purchase Agreement.

         (xvi) Assuming the accuracy of the representations and warranties of the Initial Purchasers set forth in the Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by the Purchase Agreement and the Offering Memorandum to register the Notes under the Securities Act or to qualify the Indenture under the 1939 Act.

         (xvii) The execution, delivery and performance of the Purchase Agreement, the DTC Agreement, the Indenture and the Securities by the Company and the consummation of the transactions contemplated in the Purchase Agreement and in the Offering Memorandum (including



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the use of the proceeds from the sale of the Securities as described in the
Offering Memorandum under the caption "Use of Proceeds" and the other components of the Refinancing) and compliance by the Company with its obligations under the Purchase Agreement, the Indenture and the Securities will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined in Section 1(a)(xv) of the Purchase Agreement) under or, except for security interests created by the Bank Credit Facility, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other material agreement or instrument, known to us, to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which, to our knowledge, any of the property or assets of the Company or any of its Subsidiaries is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any Significant Subsidiary, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Significant Subsidiary or any of their respective properties, assets or operations.

         (xviii) The Company is not an "investment company" or an entity "controlled" by an investment company as such terms are defined in the 1940 Act.

         In addition, although we have not undertaken to determine independently, and do not assume any responsibility for, the accuracy or completeness of the statements in the Offering Memorandum, we have participated in conferences with officers and other representatives of the Company and representatives of the independent public accountants of the Company and representatives of the Initial Purchasers at which the contents of the Offering Memorandum were discussed and we have reviewed certain other documents. Because the primary purpose of our professional engagement was not to establish or confirm factual matters or financial, accounting or statistical matters and because of the wholly or partially non-legal character of many of the matters and statements contained in the Offering Memorandum, we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of such statement contained in the Offering Memorandum, and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of the financial and statistical data included in or excluded from the Offering Memorandum, and we have not examined the accounting, financial or statistical records from which such financial statements, schedules and data are derived. Although certain portions of the Offering Memorandum (including financial statements) have been included therein on the authority of "experts" within the meaning of the Securities Act, we are not such experts with respect to any portion of the Offering Memorandum, including, without limitation, such financial statements or schedules or the other financial or statistical data included therein.




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



         On the basis of the foregoing, we confirm to you that no information has come to our attention that would cause us to believe that the Final Offering Memorandum, at the time such Offering Memorandum was issued or as of the date hereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.





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